Filed Pursuant To Rule 433

Registration No. 333-217785

August 18, 2017

INVESTMENT PROFESSIONAL USE ONLY
July 2017

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	53,148,614	13,024,467,716	64,539,464	15,933	15,648	3,904,382	3,789,946	258	0.20	152,044,724
MDY	SPDR S&P MidCap 400® ETF	0.08	0.02	0.07	1,103,296	354,088,881	1,216,335	1,480	1,471	474,991	466,792	122	0.50	2,210,629
SLY	SPDR S&P 600 Small Cap ETF	0.26	0.21	0.36	19,601	2,430,529	21,732	1,091	1,823	135,284	223,682	125	0.60	20,140
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.02	1,949,849	420,605,154	2,376,068	1,635	1,709	352,686	362,616	124	0.30	6,945,886
THRK	SPDR Russell 3000 ETF	0.66	0.36	0.69	8,961	1,646,378	6,746	1,985	2,402	364,684	435,795	97	0.30	3,154
TWOK	SPDR Russell 2000® ETF	0.24	0.29	0.23	16,089	1,354,296	17,533	6,261	6,656	527,051	553,446	330	0.50	13,171
ONEK	SPDR Russell 1000 ETF	0.56	0.48	0.44	3,607	414,278	6,513	3,388	3,120	389,112	354,931	94	0.30	17,615
SMD	SPDR S&P 1000 ETF	0.73	0.78	0.72	2,797	260,660	4,422	1,988	1,900	185,242	175,446	273	0.50	1,750
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.14	0.24	0.19	9,425	561,256	7,464	1,130	1,647	67,292	97,354	167	0.30	14,690
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.09	0.06	3,713	251,829	7,401	7,852	8,012	532,601	534,080	155	0.30	5,709
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.18	0.15	0.21	28,368	3,420,828	31,263	2,222	2,599	267,951	309,437	92	0.30	24,405
SPYV	SPDR S&P 500 Value ETF	0.29	0.26	0.26	7,306	833,631	18,489	2,026	2,849	231,167	322,963	129	0.30	20,554
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.37	0.25	0.37	16,772	2,427,889	17,318	1,868	2,758	270,412	395,497	72	0.50	19,603
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.26	0.26	0.27	13,142	1,277,069	15,042	3,777	5,901	367,011	566,437	87	0.60	5,168
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.67	0.31	0.62	16,180	3,532,375	22,596	2,436	2,522	531,828	542,634	60	0.60	19,295
SLYV	SPDR S&P 600 Small Cap Value ETF	0.29	0.24	0.30	36,729	4,404,234	41,450	1,915	2,026	229,628	240,446	86	0.60	39,977
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	3,522,673	318,821,506	4,221,957	7,578	8,236	685,885	743,464	160	0.40	11,015,392
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	9,493,506	520,776,326	9,895,507	66,880	67,630	3,669,037	3,762,257	440	0.30	44,151,370

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	15,581,884	1,018,770,114	16,578,563	17,409	17,064	1,138,200	1,125,712	227	0.70	34,278,259
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	55,613,514	1,387,995,372	67,384,888	926,720	898,816	23,130,931	21,697,418	1,354	0.50	81,805,326
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	6,739,543	538,464,291	6,958,386	14,594	16,218	1,166,061	1,265,653	267	0.40	18,224,241
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	7,046,804	484,320,977	8,675,276	22,062	26,337	1,516,321	1,783,542	302	0.30	29,343,000
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	3,530,664	193,812,806	4,059,197	19,898	23,009	1,092,201	1,237,884	224	0.50	13,501,047
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	10,334,946	582,906,850	11,704,654	53,903	63,279	3,040,129	3,539,194	379	0.50	29,039,719
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	10,792,366	563,162,252	10,954,556	31,076	29,014	1,621,546	1,528,167	326	0.40	53,537,439
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,804,366	58,128,751	2,037,303	44,173	39,726	1,423,254	1,275,999	437	0.50	3,750,955
US Industry														
KBE	SPDR S&P Bank ETF	0.02	0.04	0.01	2,170,154	95,153,470	2,261,365	4,326	4,417	189,695	189,931	187	0.60	4,051,054
KCE	SPDR S&P Capital Markets ETF	0.11	0.23	0.12	13,355	674,097	7,643	3,127	3,888	157,851	191,173	126	0.60	29,448
KIE	SPDR S&P Insurance ETF	0.06	0.07	0.05	72,735	6,526,027	134,588	1,749	1,395	156,920	121,226	131	0.50	198,485
KRE	SPDR S&P Regional Banking ETF	0.02	0.03	0.01	4,463,896	245,894,862	6,504,525	3,100	3,996	170,779	215,904	176	0.70	15,749,685
XBI	SPDR S&P Biotech ETF	0.05	0.06	0.04	3,966,562	314,222,445	4,229,676	1,137	1,300	90,073	96,941	136	1.10	27,829,292
MTK	SPDR Morgan Stanley Technology ETF	0.14	0.19	0.12	21,400	1,610,480	23,179	898	1,559	67,583	114,867	119	0.60	19,589
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,372,210	52,860,102	1,287,507	12,022	11,958	463,087	457,035	206	0.50	7,905,818

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	3,093,978	96,597,540	3,127,538	4,729	5,802	147,639	172,668	191	1.10	8,603,172
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.15	0.02	512,841	7,996,839	602,334	8,215	7,398	128,072	118,886	217	2.00	1,032,121
XITK	SPDR FactSet Innovative Technology ETF	0.11	0.16	0.13	1,417	102,047	2,962	459	449	33,310	31,201	153	0.60	3,130
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	16,424,791	523,999,311	18,675,004	12,686	12,772	404,683	417,644	241	1.30	56,903,936
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.10	0.04	53,717	2,341,260	73,292	2,105	2,189	91,736	93,208	142	0.50	1,029,468
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	4,413,657	177,297,632	4,253,329	6,148	6,170	246,965	252,045	192	1.00	17,379,541
XSD	SPDR S&P Semiconductor ETF	0.05	0.07	0.05	72,081	4,644,323	101,693	1,443	1,616	92,972	101,679	165	0.90	328,417
XHE	SPDR S&P Health Care Equipment ETF	0.19	0.32	0.20	16,843	1,037,793	20,397	1,977	2,531	121,803	150,063	102	0.80	33,798
XTL	SPDR S&P Telecom ETF	0.29	0.40	0.30	13,861	981,003	12,238	2,216	2,922	156,848	207,696	100	0.50	2,600
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.09	0.06	91,129	6,624,130	94,485	1,725	1,841	125,390	129,312	104	0.60	2,264,827
XHS	SPDR S&P Health Care Services ETF	0.12	0.18	0.13	11,439	717,247	11,734	1,399	1,275	87,717	78,770	145	0.80	17,066
XSW	SPDR S&P Software & Services ETF	0.14	0.22	0.14	1,977	125,317	3,893	1,896	2,082	120,168	128,709	84	0.50	4,840
XTH	SPDR S&P Technology Hardware ETF	0.32	0.43	0.32	293	17,755	311	4,398	4,533	328,091	334,263	43	1.30	9,722
XTN	SPDR S&P Transportation ETF	0.06	0.11	0.06	22,301	1,250,528	22,131	2,410	2,506	135,153	135,274	107	0.90	22,263
XWEB	SPDR S&P Internet ETF	0.32	0.45	0.27	375	24,576	221	4,297	4,198	300,661	287,479	4	1.10	1,018
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.05	131,988	12,263,382	168,835	1,493	1,552	138,715	143,839	101	0.60	112,982
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.10	0.06	192,643	9,204,327	180,747	1,265	1,339	60,442	64,071	176	0.40	161,970
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.04	0.01	527,081	20,199,084	511,005	5,083	6,620	194,781	255,995	312	0.40	1,147,627

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
Global Equities														
DGT	SPDR Global Dow ETF	0.40	0.52	0.35	1,889	144,801	1,252	436	412	33,895	31,827	81	0.40	2,932
GII	SPDR S&P Global Infrastructure ETF	0.16	0.32	0.23	18,775	951,060	18,708	1,355	1,238	68,631	62,655	240	0.40	17,407
GNR	SPDR S&P Global Natural Resources ETF	0.07	0.15	0.07	113,647	4,868,398	124,308	1,398	1,301	59,890	54,655	249	0.50	20,230
CWI	SPDR MSCI ACWI ex-US ETF	0.03	0.07	0.02	310,557	11,283,635	323,457	5,767	8,140	209,515	293,121	287	0.40	27,220
ACIM	SPDR MSCI ACWI IMI ETF	0.30	0.41	0.23	5,937	432,363	4,709	319	359	23,233	25,834	67	0.30	1,503
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.42	0.60	0.54	2,017	131,767	1,313	459	477	31,845	33,056	134	0.50	3,568
GWL	SPDR S&P World ex-US ETF	0.04	0.12	0.03	126,666	3,748,658	176,113	9,675	10,007	286,283	291,204	451	0.30	114,959
GWX	SPDR S&P International Small Cap ETF	0.07	0.20	0.06	54,852	1,842,253	75,743	1,338	1,090	44,943	35,981	201	0.30	63,577
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.15	0.12	1,093	91,622	940	1,000	976	83,990	81,272	98	0.30	529
International Developed Equities - Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,107,002	82,467,142	3,434,464	69,545	75,674	2,721,991	2,964,907	356	0.40	5,952,761
FEU	SPDR STOXX Europe 50 ETF	0.04	0.13	0.04	38,240	1,309,558	82,333	1,296	1,412	44,388	48,220	207	0.40	51,299
SMEZ	SPDR EURO STOXX Small Cap ETF	0.12	0.20	0.12	3,204	186,517	2,535	992	970	57,754	55,756	161	0.40	4,768
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.18	0.26	0.19	71,035	4,853,383	39,002	997	851	68,115	57,391	132	0.50	31,956
GMF	SPDR S&P Emerging Asia Pacific ETF	0.17	0.18	0.19	16,817	1,588,951	20,495	775	665	73,230	60,695	52	0.60	160,605
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.68	1.06	1.07	1,121	67,462	2,012	478	405	30,649	25,142	69	0.70	3,827
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.07	0.15	0.07	69,352	3,310,213	62,210	1,105	882	52,742	41,313	187	0.50	131,505

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
Emerging Market Equities (cont'd)														
GXC	SPDR S&P China ETF	0.12	0.12	0.11	67,788	6,345,228	65,546	504	549	47,174	49,015	95	0.70	87,349
XINA	SPDR MSCI China A Shares IMI ETF	0.26	1.17	0.30	78	997	111	165	243	3,701	5,120	3	1.30	0
International Sector Equities														
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.19	0.06	50,298	1,548,949	51,561	823	613	25,348	18,445	187	0.50	33,016
DWX	SPDR S&P International Dividend ETF	0.06	0.15	0.05	119,880	4,741,986	158,942	1,838	1,742	72,711	68,652	204	0.40	103,989
SDY	SPDR S&P Dividend ETF	0.03	0.03	0.02	333,115	29,793,609	506,275	2,193	2,850	196,142	252,966	177	0.40	518,683
WDIV	SPDR S&P Global Dividend ETF	0.08	0.13	0.08	13,144	877,510	14,212	705	604	47,066	40,245	131	0.30	6,915
SPYD	SPDR S&P 500 High Dividend ETF	0.05	0.15	0.06	45,916	1,623,023	44,232	5,105	6,155	180,462	216,779	159	0.40	15,517
Advanced Beta - Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	830	45,462	1,102	837	909	47,726	50,068	115	0.60	1,358
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.06	800	45,380	1,203	981	976	58,703	58,462	115	0.40	6,428
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.24	0.34	0.26	1,633	115,341	1,168	449	496	32,180	35,742	156	0.40	1,291
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.17	0.34	0.17	714	34,543	1,324	1,002	924	51,282	47,965	71	0.50	1,270
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.39	0.64	0.38	19,388	1,195,911	14,957	1,175	967	72,474	59,441	139	0.40	11,583
QWLD	SPDR MSCI World StrategicFactors ETF	0.77	1.11	0.70	4,452	303,492	1,658	577	594	40,286	41,461	390	0.70	10
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.26	0.43	0.36	9,888	590,462	6,684	988	972	58,993	57,056	182	0.50	49,558
QUS	SPDR MSCI USA StrategicFactors ETF	0.21	0.30	0.15	16,487	1,161,971	8,051	365	371	25,743	26,111	114	0.30	18,114
Advanced Beta - Single Factor														

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
Advanced Beta - Single Factor (cont'd)														
SPYB	SPDR S&P 500 Buyback ETF	0.11	0.19	0.13	309	15,394	652	3,563	4,900	200,205	271,460	27	1.70	13,354
VLU	SPDR S&P 1500 Value Tilt ETF	0.72	0.77	0.61	159	11,835	432	705	697	65,438	64,138	5	0.40	2,747
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.43	0.41	0.55	340	33,253	1,526	683	1,063	71,141	108,787	22	0.50	816
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.43	0.50	0.46	1,953	170,104	4,891	573	756	49,903	64,729	71	0.30	13,957
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.40	0.43	0.36	7,028	648,836	8,161	2,982	2,526	275,298	231,205	61	0.50	688
ONEY	SPDR Russell 1000 Yield Focus ETF	0.30	0.42	0.37	814	46,443	942	3,530	3,682	246,924	255,604	14	0.50	57
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.41	0.58	0.40	3,666	256,137	3,464	957	1,586	66,856	109,957	152	0.30	21,121
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.33	0.47	0.35	13,206	933,981	5,229	1,015	1,597	72,461	113,547	215	0.30	50,154
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.16	0.48	0.20	4,448	142,083	7,494	480	549	15,422	17,733	105	0.30	479
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	476,264	21,776,760	567,896	1,796,416	1,776,526	82,132,140	81,222,769	657	0.00	483,344
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.05	0.09	0.05	167,812	10,096,586	73,390	10,512	8,730	632,507	525,197	350	0.10	11,880
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.11	0.16	0.10	50,912	3,637,830	61,241	2,325	1,640	166,121	116,899	248	0.40	24,517
IPE	SPDR Bloomberg Barclays TIPS ETF	0.05	0.09	0.07	38,332	2,147,529	42,717	3,770	3,499	211,195	197,134	276	0.20	62,690
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.05	0.16	0.05	14,823	447,126	25,126	7,836	5,959	236,334	179,723	238	0.10	3,967
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.05	0.26	0.08	16,897	328,276	18,741	1,477	1,340	28,698	26,090	459	0.20	75,135
Fixed Income - US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	548,976	16,833,835	383,277	22,962	23,464	704,015	718,937	325	0.00	77,561

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.05	0.02	384,429	13,247,791	397,072	10,812	8,855	372,582	304,878	292	0.10	414,508
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.13	0.31	0.14	28,183	1,173,170	27,065	8,372	4,121	348,526	170,733	227	0.40	11,109
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.05	0.01	214,975	6,604,360	197,613	11,281	12,810	346,552	393,395	263	0.00	20,259
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	9,695,320	359,899,337	9,210,873	112,362	101,392	4,170,877	3,763,671	542	0.20	42,315,485
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,169,049	32,639,060	1,529,604	45,752	50,946	1,277,396	1,424,960	402	0.10	2,020,389
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.15	0.58	0.21	8,162	215,718	5,116	571	559	15,092	14,819	409	0.30	5,767
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.07	0.26	0.07	44,594	1,167,070	32,861	3,426	2,973	89,658	78,160	130	0.20	4,223
Fixed Income - US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.06	0.10	0.07	50,278	2,893,611	54,239	2,122	4,262	122,121	245,150	243	0.20	22,016
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.03	0.02	1,407,235	70,768,068	920,401	2,292	1,845	115,265	91,899	150	0.40	1,895,118
PSK	SPDR Wells Fargo Preferred Stock ETF	0.06	0.12	0.06	40,325	1,820,412	47,408	12,723	9,691	574,316	436,483	187	0.10	21,203
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	253,272	12,308,675	263,964	10,552	10,038	512,827	488,248	276	0.00	190,399
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.05	0.02	196,598	9,593,059	263,727	3,271	4,108	159,625	200,101	162	0.10	200,935
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.12	0.21	0.13	94,517	5,382,005	74,331	603	671	34,335	38,267	259	0.20	27,728
Fixed Income - International														

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2017
Fixed Income - International (cont'd)														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.14	0.24	0.19	24,197	1,352,061	40,987	854	851	47,722	47,367	129	0.30	7,854
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.17	0.55	0.16	26,664	839,722	23,959	920	1,081	28,971	33,641	221	0.30	119,856
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.04	0.14	0.04	476,010	13,163,712	452,926	1,186	1,175	32,793	32,289	162	0.30	824,005
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.11	0.32	0.11	62,024	2,075,270	46,593	979	1,001	32,757	33,073	189	0.40	20,139
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.10	0.33	0.12	25,420	741,336	22,874	4,696	2,383	136,935	68,916	225	0.30	10,035
Commodity														
GLD®	SPDR Gold Trust®	0.01	0.01	0.01	6,425,632	755,748,274	7,022,770	13,261	12,902	1,559,626	1,533,661	209	0.40	7,882,187
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.05	40,316	1,268,064	57,518	1,690	2,926	53,151	92,374	293	0.70	18,423
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.10	0.40	0.11	27,029	657,221	19,687	7,160	7,781	174,131	188,767	134	0.40	9,043
INKM	SPDR SSgA Income Allocation ETF	0.08	0.24	0.10	5,608	180,636	5,283	9,147	9,824	297,918	319,280	398	0.20	650
GAL	SPDR SSgA Global Allocation ETF	0.08	0.22	0.08	12,559	451,217	16,034	9,480	9,000	340,616	320,760	170	0.30	8,685
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.07	0.26	0.05	19,700	506,032	23,251	17	25	43,584	62,944	305	0.47	20,618
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.17	0.25	0.17	5,861	406,087	2,115	1,356	1,306	94,378	90,676	217	0.30	195
SYG	SPDR MFS Systematic Growth Equity ETF	0.26	0.36	0.23	3,671	263,768	16,691	1,046	835	75,511	59,168	265	0.40	8,924
SYV	SPDR MFS Systematic Value Equity ETF	0.16	0.27	0.16	157	7,080	264	1,434	1,049	86,628	61,146	6	0.70	120
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	268,697	13,209,986	282,378	3,850	3,806	189,266	187,331	263	0.10	117,132

Source: NYSE, Nasdaq and BATS as of 7/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

8

SPDR® ETF Trading Report
Consolidated Consolidated Avg. Avg. Avg. Quote
Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Short
Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. 3 Quote vs. 3 mo. Trade Volatility Interest as
Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) mo. trailing Size ($) trailing Size (%) of 7/15/2017
Active - Fixed Income (cont’d)
EMTL SPDR DoubleLine Emerging Markets Fixed Income ETF 0.11 0.21 0.12 32,604 1,650,925 12,788 15,271 13,875 770,704 700,553 81 0.26 5,704
STOT SPDR DoubleLine Short Duration Total Return Tactical ETF 0.19 0.38 0.20 8,083 401,655 5,821 1,632 1,655 81,216 82,369 162 0.18 18,587
SRLN SPDR Blackstone / GSO Senior Loan ETF 0.02 0.04 0.02 259,176 12,289,320 309,714 5,916 9,034 280,537 428,663 243 0.10 188,358
ULST SPDR SSgA Ultra Short Term Bond ETF 0.07 0.17 0.06 2,176 87,608 2,606 1,704 2,367 68,603 95,295 232 0.10 588
Source: NYSE, Nasdaq and BATS as of 7/31/2017.Past performance is not a guarantee of future results.
State Street Global Advisors

SPDR® ETF Trading Report
ssga.com | spdrs.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Diversification does not ensure a profit or guarantee against loss.
Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.
There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved.
IBG-24674 Exp. Date: 8/31/2018 SPD001406

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.